MARSICO CAPITAL MANAGEMENT, LLC
THE MARSICO INVESTMENT FUND
CODE OF ETHICS

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
A.   INTRODUCTION AND OVERVIEW ...........................................................2
B.   KEY DEFINITIONS .....................................................................3
C.   PERSONS COVERED BY THE CODE .........................................................5
D.   SUMMARY OF GENERAL CONDUCT GUIDELINES FOR PERSONAL INVESTMENTS ......................5
D.1. PROHIBITED AND PERMITTED TRANSACTIONS IN RESTRICTED-REPORTABLE INVESTMENTS ..........6
D.2. PERMITTED TRANSACTIONS IN OTHER INVESTMENTS .........................................8
D.3. SALE TRANSACTIONS REQUIRING PRE-CLEARANCE ...........................................9
D.4. SPECIAL TRANSACTIONS REQUIRING PRE-CLEARANCE OF PURCHASE OR SALE ....................11
E.1. REPORTING OBLIGATIONS ...............................................................12
E.2. REVIEW OF REPORTS AND OTHER DOCUMENTS ...............................................16
F.   VIOLATIONS OF THE CODE ..............................................................16
G.   PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION ......................................16
H.1. MISCELLANEOUS ISSUES CONCERNING BOARD SERVICE, GIFTS, AND LIMITED OFFERINGS .........17
H.2. RECORDKEEPING REQUIREMENTS ..........................................................19
H.3. BOARD APPROVAL AND ANNUAL REVIEW REQUIREMENTS .......................................20
I.   DEFINITIONS OF CERTAIN TERMS ........................................................20
J.   ADOPTION AND EFFECTIVE DATE .........................................................23
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A. INTRODUCTION AND OVERVIEW

          This is the Code of Ethics ("Code") of Marsico Capital Management, LLC ("MCM") and The Marsico Investment Fund (the "Funds") (together, "Marsico"). The Code imposes stringent restrictions on personal investing and on other business activities and gifts to help ensure that our professional and personal conduct preserves Marsico's reputation for high standards of ethics and integrity.

          The Code applies to Employees and other Covered Persons identified in Section B below. As used in the Code, terms such as "you," "your" "we," and "our" may refer to Employees alone or to Covered Persons generally (including Employees and related persons as defined in Section B.1.), depending on the context. Please ask the Compliance Department if you have any questions. It is your responsibility to become familiar with the Code and comply with it as a condition of your employment. Violations will be taken seriously and may result in sanctions including termination of employment.

          The Code's restrictions reflect fiduciary duties and other duties that we owe to clients (including the Marsico Funds and their shareholders), such as:

         o The duty to place the interests of clients first and avoid abuses of their trust

                  o Treat clients with care, loyalty, honesty, and good faith

                  o        Treat clients equitably and avoid favoritism

                  o        Don't place own interests ahead of clients

                  o Don't take an investment opportunity that belongs to clients

         o The duty to avoid, manage, minimize, or disclose material conflicts of interest

                  o Restrict personal investing to keep focus on client interests and minimize investment-related conflicts of interest

                  o Restrict outside business activities to minimize other conflicts of interest

                  o Seek to disclose material conflicts of interest that cannot be avoided

         o        The duty not to take inappropriate advantage of position

                  o Avoid extravagant gifts or entertainment from or to service providers or clients to avoid misunderstanding about appropriate business relationships

         o        The duty to comply with securities laws

                  o Don't mislead clients through misstatements or failures to state material facts

                  o        Don't engage in fraud or deceit upon clients

          Because regulations and industry standards can change, Marsico reserves the right to amend any part of the Code. Marsico also may grant exemptions when necessary if no harm

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to clients is expected to result and the exemption is documented by the
Compliance Department.

          No code of ethics can anticipate every situation. Even if no specific Code provision applies, please abide by the general duties and other principles of the Code outlined above.
IF YOU HAVE ANY QUESTIONS ABOUT THE CODE OR WHETHER CERTAIN MATTERS MAY BE COVERED BY IT, PLEASE CONTACT THE COMPLIANCE DEPARTMENT OR THE LEGAL DEPARTMENT.

B. KEY DEFINITIONS

          A few key capitalized terms in the Code are defined here. Other terms are defined in Section I later in the Code.

          1. COVERED PERSON means all persons subject to any Code requirements, including all Employees; their immediate family members by blood or marriage living in an Employee's household; any relative or non-relative who shares significant financial arrangements with an Employee (as may be reflected in, without limitation, a joint checking account or investment account); and any other Access Person as defined in Section I.

           Although certain requirements and restrictions of the Code apply only to Employees, others apply to all Covered Persons. In particular, all accounts and trades of Covered Persons must meet trading restrictions and reporting requirements, and each Employee must report all accounts and trades for related Covered Persons as discussed in Section E.1., including:

         o ANY ACCOUNT in which a Covered Person has a direct or indirect Beneficial Ownership interest, and TRADES IN SUCH ACCOUNTS, unless Compliance determines otherwise.

         o ANY OTHER ACCOUNT over which a Covered Person has direct or indirect influence or control (generally including an account in which a person has a direct or indirect material interest in the outcome of trades in the account), and TRADES IN SUCH ACCOUNTS, unless Compliance determines otherwise.

Please ask the Compliance Department if you have any questions.

          2. COVERED SECURITY means all securities and similar investments subject to the Code, including any stock, bond, or other instrument that is considered a "security" under the Investment Company Act, futures or options based on such a security, and any interest in a private investment fund, hedge fund, or limited partnership, but not does not include certain investments listed in C. below. More specifically, Covered Securities include the following:

A. RESTRICTED-REPORTABLE INVESTMENTS -- means those investments that a Covered Person generally MAY NOT PURCHASE OR SELL SHORT, MUST PRE-CLEAR ANY SALES OR

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EXCHANGES OF, and MUST REPORT ANY HOLDINGS OF AND TRANSACTIONS IN.
Restricted-Reportable Investments include the following:

         o        Shares of publicly traded common stock or preferred stock

         o        Corporate bonds

         o        Closed-end funds

         o Exchange-traded funds ("ETFs") or exchange-traded notes ("ETNs") or similar products that are linked to securities indices, sectors/industries, or commodities (SALES OF ETFS OR ETNS DO NOT REQUIRE PRE-CLEARANCE)

         o Any security future, or any put, call, straddle, option, or privilege on a particular security

         o        Shares of funds sub-advised by Marsico ("MCM Sub-Advised
                  Funds")

   The Marsico Funds are also considered Restricted-Reportable Investments for purposes of this Code, although they can be PURCHASED without pre-clearance through UMB Fund Services ("UMB") or through MCM's 401(k) plan ("Great-West"). SALES OR EXCHANGES OF MARSICO FUND SHARES MUST BE PRE-CLEARED BY COMPLIANCE.

B. REPORTABLE INVESTMENTS means those investments that a Covered Person generally can purchase, hold, exchange, sell, or sell short without pre-clearance, but for which transactions must be reported. Reportable Investments include the following:

         o Municipal securities and foreign sovereign debt, including bills, bonds or notes

         o Any put, call, straddle, option, or privilege on a group or index of securities

         o Any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency

         o Futures, options, or other derivatives based directly on particular Reportable Investments but not on Restricted-Reportable Investments

C. THE FOLLOWING ARE NOT CONSIDERED COVERED SECURITIES, and therefore transactions in them are not restricted or reportable under the Code:

         o Direct obligations of the U. S. government (e. g. Treasury securities)

         o Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements

         o        Shares issued by money market funds

         o Shares of other open-end mutual funds, EXCEPT ETFs and shares of the Marsico

         o Funds or MCM Sub-advised Funds (which are Restricted-Reportable Investments)

         o        Interests in a state-sponsored college savings 529 plan

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         o        Investments that are not securities, such as commodities,
                  foreign currencies, futures, options, or other derivatives (if not based directly on particular Restricted-Reportable Investments). However, any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency MUST BE REPORTED quarterly and/or annually as described in Section 2. B. above.

C. PERSONS COVERED BY THE CODE

          Certain requirements and restrictions of the Code apply to Employees alone, while others apply to all Covered Persons generally (including Employees and related persons as defined in Section B.1.), depending on the context. Please ask the Compliance Department if you have any questions.

TRUSTEES OF THE FUNDS

          Trustees of the Funds, as Employees, are subject to the Code, but special rules apply to Trustees who are not "interested persons" of the Funds. As Marsico Employees, these disinterested Trustees are subject to the Code generally, but are not subject to the investment restrictions or reporting requirements in Sections D.1, D.2, D.3, or E.1 applicable to a transaction in a Covered Security, UNLESS THE DISINTERESTED TRUSTEE KNEW OR SHOULD HAVE KNOWN, IN THE ORDINARY COURSE OF FULFILLING HIS OR HER OFFICIAL DUTIES AS A FUND TRUSTEE, THAT DURING THE 15-DAY PERIOD IMMEDIATELY BEFORE OR AFTER THE TRUSTEE'S TRANSACTION IN A COVERED SECURITY, MARSICO PURCHASED OR SOLD THAT SECURITY FOR A FUND, OR CONSIDERED THE PURCHASE OR SALE OF THAT SECURITY.

          A special provision of the Code applies to any Trustee who is an officer or director of an operating company, if the company's securities are held by a Fund, or are under consideration for purchase or sale by the Fund. See Section G below.

D. SUMMARY OF GENERAL CONDUCT GUIDELINES FOR PERSONAL INVESTMENTS

          SPECIFIC LIMITATIONS ON PERSONAL INVESTING: The Code generally prohibits Covered Persons from PURCHASING Restricted-Reportable Investments, but permits them to HOLD, ACQUIRE, OR SELL these and other investments in certain circumstances. Details are described in Sections D.1, D.2, D.3, and Section E below.

          OTHER CONDUCT GUIDELINES FOR PERSONAL INVESTING: In addition, SEC rules impose certain general conduct guidelines that apply to personal investments that are permitted by the Code:

1. A Covered Person may not acquire an interest in a Limited Offering or in an Initial Public Offering without the prior written approval of MCM.


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2. With respect to the Marsico Funds, an Employee may not, in connection with the acquisition or sale of any Security Held or to be Acquired by a Fund or any Security issued by the Fund:

         (a)      Employ any device, scheme, or artifice to defraud the Fund;

         (b) Make to the Fund any untrue statement of a material fact, or omit to state to the Fund a material fact necessary in order to make the statements made not misleading, in light of the circumstances under which the statements are made;

         (c) Engage in any act, practice, or course of business that would operate as a fraud or deceit upon any Fund; or

         (d)      Engage in any manipulative practice with respect to the Fund.

Here are a few examples of conduct that must be avoided under the conduct guidelines:

         o Causing a Fund to invest (or not invest) in a security to achieve a personal benefit for a Covered Person rather than for the benefit of the Fund

                  o Causing a Fund to buy a security to support or drive up the value of a Covered Person's own investment in the security

                  o Causing a Fund not to sell a security to protect a Covered Person's own investment

         o Exploiting knowledge of Fund transactions to profit from their market effects

                  o Selling a security for a Covered Person's own account based on the knowledge that the Fund is about to sell the same security

D. 1. PROHIBITED AND PERMITTED TRANSACTIONS IN RESTRICTED-REPORTABLE
INVESTMENTS

a. PROHIBITIONS ON PURCHASING/SELLING SHORT RESTRICTED-REPORTABLE INVESTMENTS. Restricted-Reportable Investments may be securities that Employees may buy or sell for clients. To minimize potential conflicts of interest, Marsico has decided to PROHIBIT all Covered Persons from PURCHASING or SELLING SHORT any Restricted-Reportable Investments (other than Marsico Fund shares) except in limited cases. Thus, unless otherwise permitted, you may not purchase or sell short any:

         o        Shares of publicly traded common stock or preferred stock

         o        Corporate bonds

         o        Closed-end funds

         o Exchange-traded funds ("ETFs") or exchange-traded notes ("ETNs") or similar products that are linked to securities indices, sectors/industries, or commodities

         o Any security future, or any put, call, straddle, option, or privilege on a particular security

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         o        Shares of MCM Sub-Advised Funds

b. HOLDING PREVIOUSLY ACQUIRED RESTRICTED-REPORTABLE INVESTMENTS.
Despite restrictions on purchasing these securities, Covered Persons may HOLD Restricted-Reportable Investments purchased before a related Employee joined Marsico (except for shares of MCM Sub-Advised Funds, as discussed in e. below) and may HOLD ETFs and/or ETNs purchased prior to 9/1/08.

c. SALES OR EXCHANGES OF RESTRICTED-REPORTABLE INVESTMENTS. Covered Persons may SELL a Restricted-Reportable Investment if a related Employee complies with the sale pre-approval requirements ("pre-clearance") in Section D.3. (sales of ETFs or ETNs do not require pre-clearance).

d. EXEMPTIONS FOR ACQUISITIONS OF RESTRICTED-REPORTABLE INVESTMENTS INVOLVING LIMITED DISCRETION. Despite general restrictions on purchasing these securities, Covered Persons may otherwise ACQUIRE AND HOLD certain Restricted-Reportable Investments through certain transactions involving limited discretion, subject to conduct guidelines in Section D and security and account reporting requirements in Section E.1. In particular, Covered Persons may acquire Restricted-Reportable Investments through:

o DIVIDEND REINVESTMENT PLANS (if a Covered Person previously owned Restricted-Reportable Investments and elected to participate in such a plan, and does not make discretionary additional purchases)

o THE RECEIPT OR EXERCISE OF RIGHTS, WARRANTS, OR OTHER SECURITIES GRANTED TO A COMPANY'S EXISTING SHAREHOLDERS or to its current or former employees (such as the receipt of securities of a spin-off of an existing company, or the exercise of warrants or rights to buy tracking stock or additional securities)

o THE RECEIPT OF STOCK THROUGH STOCK DIVIDENDS, STOCK SPLITS, MERGERS, SPINOFFS, OR OTHER CORPORATE EVENTS THAT ARE GENERALLY APPLICABLE TO ALL EXISTING HOLDERS OF THE SAME CLASS OF SECURITIES. MCM hereby grants prior approval to acquire an interest in an Initial Public Offering if the securities acquired are issued to existing shareholders pursuant to this paragraph. Please note that any SALE of Restricted-Reportable Investments obtained through these means must meet the sale pre-clearance and other requirements described in Section D. 3.

o NON-VOLITIONAL TRANSACTIONS. A Covered Person may acquire or divest Restricted-Reportable Investments through non-volitional transactions that the person generally does not control (such as when an issuer whose securities you already own issues new securities to you or calls a security, a derivative instrument expires, or you receive a gift from someone outside your control). If you acquire Restricted-Reportable Investments through a

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non-volitional transaction, but can control their sale, the SALE must meet the sale pre-clearance and other requirements described in Section D.3.

e. HOLDING OF SHARES OF MCM SUB-ADVISED FUNDS. A COVERED PERSON MUST DISPOSE OF, AND MAY NOT HOLD SHARES OF, AN MCM SUB-ADVISED FUND AFTER A RELATED EMPLOYEE JOINS MARSICO. Covered Persons who acquired MCM Sub-advised Fund shares prior to a related Employee's employment with Marsico should sell those shares within 60 days of joining Marsico. A pre-clearance is not required in this circumstance.

f. PURCHASES/HOLDING/SALES OF MARSICO FUND SHARES. Covered Persons may invest in Marsico Fund shares subject to the following restrictions:

         o Marsico Fund shares may only be purchased through UMB or Great-West. Marsico Fund shares may not be purchased through brokers or other channels.

         o If a Covered Person acquired Marsico Fund shares through brokers or other channels other than UMB or Great-West before a related Employee joined Marsico, the Covered Person must initiate a transfer of the shares to UMB or Great-West, or sell the shares within 60 days of joining Marsico

         o Covered Persons must hold all Marsico Fund shares for at least 30 days after purchase. Waivers may be granted in cases of death, disability, or other special circumstances approved by the Compliance Department (such as systematic withdrawal programs). Automatic investments into Marsico Fund shares (eg. generated by ongoing systematic bi-monthly contributions into the Great-West 401(k) plan or an ongoing automatic investment plan into a UMB account) are exempt from the 30 day hold period (standard Compliance preclearance of the sale is still required). Sanctions may be imposed for a violation up to and including disgorgement of any profit on a sale. The Compliance Department's determination regarding any sanction will be final.

Marsico Fund shares are subject to sale pre-clearance and reporting requirements discussed in Section D.3, subject to certain exceptions:

         o An Employee may obtain a hardship withdrawal or borrow against an MCM 401(k) Plan account with Great-West, even though such a withdrawal or borrowing may involve an effective sale of some or all Marsico Fund shares held in the account, without pre-clearing the sale.

D.2. PERMITTED TRANSACTIONS IN OTHER INVESTMENTS

          A Covered Person may freely, without pre-clearance, purchase, hold, exchange, sell, or sell short Reportable Investments, or investments that are not Covered Securities. These transactions must still comply with Section D and reporting requirements in Section E.1.

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a. PURCHASE, HOLDING, OR SALE OF REPORTABLE INVESTMENTS

          A Covered Person (or financial adviser, trustee or other person) may, without pre-clearance, buy, hold, exchange, sell, or sell short Reportable Investments, including the following:

         o Municipal securities and foreign sovereign debt, including bills, bonds or notes

         o Any put, call, straddle, option, or privilege on a group or index of securities

         o Any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency

         o Futures, options, or other derivatives, including those based directly on particular Reportable Investments (no exemption applies to instruments based directly on particular Restricted-Reportable Investments)

               (REMINDER: YOU MUST REPORT QUARTERLY ANY TRADING ACTIVITY IN
                  THE ABOVE SECURITIES AND YOU MUST REPORT ANNUALLY YOUR HOLDINGS OF THE ABOVE SECURITIES)

b. PURCHASE, HOLDING, OR SALE OF INVESTMENTS THAT ARE NOT COVERED SECURITIES


     A Covered Person (or financial adviser, trustee or other person) may, without pre-clearance, buy, hold, exchange, sell, or sell short without restrictions any security or other investment that is not a Covered Security, including the following:

         o Direct obligations of the U. S. government (e. g. Treasury securities)

         o Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements

         o        Shares issued by money market funds

         o Shares of other open-end mutual funds, except ETFs and shares of the Marsico Funds or MCM Sub-advised Funds (which are Restricted-Reportable Investments)

         o        Interests in a state-sponsored college savings 529 plan

         o Investments that are not securities, such as commodities, foreign currencies, futures, options, or other derivatives (if not based directly on particular Restricted-Reportable Investments). However, any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency MUST BE REPORTED quarterly and/or annually as described in Section D. 2. a above.

(REMINDER: You do NOT need to report activity in or holdings of Investments that are not Covered Securities)

D.3. SALE TRANSACTIONS REQUIRING PRE-CLEARANCE

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          A Covered Person may SELL OR EXCHANGE a Restricted-Reportable
Investment (including Marsico Fund shares or other securities) if the person follows pre-clearance and other procedures designed to avoid potential conflicts of interest.

a. RESTRICTED-REPORTABLE INVESTMENTS (INCLUDING MARSICO FUND SHARES).
BEFORE a Covered Person sells or exchanges any Restricted-Reportable Investment (including Marsico Fund shares), a related Employee must complete and submit a Pre-clearance Form and receive written approval (except that sales of ETFs or ETNs do not require pre-clearance). The persons authorized to pre-clear transactions and sign the form are:

                  Compliance Analysts or Vice President, Compliance Chief Compliance Officer of MCM
                  Chief Compliance Officer of the Marsico Funds

          Once pre-clearance is granted, it is valid only until the close of the next business day and only for the security and amount indicated on the Pre-clearance Form unless discussed with Compliance staff.

          FAILURE TO OBTAIN PRE-CLEARANCE FOR A SALE OF ANY RESTRICTED-REPORTABLE INVESTMENT (INCLUDING MARSICO FUND SHARES) IS A BREACH OF MARSICO'S RULES. A violation by an Employee or a related Covered Person may expose the Employee to sanctions, may require a trade to be canceled, and the Covered Person or related Employee may be required to bear any loss. MCM may require any profits from an unauthorized trade to be donated to a charity.

b. HOLDING PERIOD FOR SHARES OF MARSICO FUNDS. As a general principle, Covered Persons should engage in personal securities transactions in the Marsico Funds for investment purposes rather than to generate short-term trading profits. Therefore, Covered Persons are generally prohibited from selling Marsico Fund shares acquired within the previous 30 days. MCM may waive compliance with this requirement in advance for good cause shown (such as a need to sell investments to buy a home).

c. BLACKOUT PERIOD. You MAY NOT SELL a Restricted-Reportable Investment for EITHER SEVEN CALENDAR DAYS BEFORE, OR SEVEN CALENDAR DAYS AFTER, a trade in the same security or an equivalent security for a Fund or other client. This blackout period is intended to ensure that a Covered Person's securities transactions do not coincide with those of MCM's clients. Its application BEFORE a trade for a client poses difficulties (since it may be impossible to predict whether a security will be traded in the future). Nonetheless, Marsico makes reasonable efforts to apply this period.

If a pre-cleared trade falls within the blackout period, MCM may ask the Covered Person to cancel the transaction if appropriate in the circumstances, or waive compliance with the requirement if there is good cause or under other special circumstances.

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D.4. SPECIAL TRANSACTIONS REQUIRING PRE-CLEARANCE OF PURCHASE OR SALE

          a. EMPLOYMENT ARRANGEMENTS. A Covered Person may buy or sell Restricted-Reportable Investments, including options under a present or former EMPLOYMENT ARRANGEMENT, and may exercise or sell any options, if the employer or an affiliate issues the securities or options. An Employee must obtain MCM's prior approval if a related Covered Person enters into such an arrangement to receive options or other securities in connection with a new employment arrangement commencing after the Employee has joined MCM. (see form of Approval of Investment in Limited Offering). [Covered in b. below]

          b. LIMITED OFFERINGS. A Covered Person may NOT acquire an interest in ANY LIMITED OFFERING (such as an interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets) UNLESS a related Employee obtains MCM's PRIOR APPROVAL (see form of Approval of Investment in Limited Offering). Investments in a hedge fund or other Limited Offering whose assets are invested in publicly-traded shares of stock and other securities like those purchased for MCM clients (except a fund advised by MCM) will generally be subject to conditions similar to those for a Special Account discussed below.

          A Covered Person may SELL an interest in a Limited Offering without restrictions (unless the person will receive an interest in an Initial Public Offering in return, which requires MCM's prior approval). Holdings and transactions in a Limited Offering must be reported on Code report forms (subject to exceptions discussed in E.1.d. below).

          A Covered Person need not seek approval for or list additional transactions in a Limited Offering after the initial transaction if the additional transactions do not increase the amount of the person's investment or ownership interest beyond what was originally approved by MCM. If there are additional investments beyond the amounts approved, the transactions must be reported.

          If a Covered Person acquires a Limited Offering in a private company, either before association with Marsico or through an Exempted Transaction, MCM may have to follow special procedures if it later seeks to purchase securities of the same issuer for clients. The Employee having a Beneficial Ownership interest in the investment may be excluded from decision-making relating to such an investment. If the Employee plays a part in MCM's consideration of the investment, MCM's decision to invest must be independently reviewed by other investment personnel with no personal interest in the issuer. MCM may request information from Employees regarding these items, as appropriate.

          Pre-approval and reporting requirements may not apply to a Covered Person's ownership of certain personal or family companies or partnerships that do not hold assets primarily for investment. Shares of a company that holds only family property (such as an airplane, residence, or vacation home), and is not primarily intended as an investment, are exempted because the company is not an investment vehicle. In contrast, if the company

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holds assets mainly for investment, owns substantial income-producing assets, or offers shares to non-family members, it may be viewed as an investment vehicle, and the exemption may NOT apply.

          c. SPECIAL ACCOUNTS. A financial adviser, trustee, or other person may buy or sell Restricted-Reportable Investments in a managed Special Account for an Employee (or other Covered Person in whose securities the Employee has a Beneficial Ownership interest) ONLY in rare circumstances requiring, among other things that the Employee obtains MCM's prior approval (see form of Special Account Certification). Approval will require that:

         (1) The financial adviser, trustee, or other person who manages the Special Account has complete control over the account under a written grant of discretion or other formal arrangement, and that the Employee has no direct or indirect influence or control over the Special Account or investment decisions made for it;

         (2) The Employee (and any related person) does not disclose to the financial adviser, trustee, or other person who manages the Special Account any action that Marsico may take or has or has not taken, or any consideration by Marsico of any security;

         (3) The financial adviser, trustee, or other person who manages the Special Account does not disclose to the Employee (or related Covered Person) any investment decision to be implemented for the Special Account until after the decision has been implemented; and

         (4) The Employee completes the form of Special Account Certification (or its equivalent) and any other documents requested by MCM; report the EXISTENCE of the Special Account in periodic holdings and transaction reports; and report SECURITIES HOLDINGS AND TRANSACTIONS IN the Special Account through account statements or otherwise if requested.

          Whether an exemption will be granted for a Special Account will be determined on a case-by-case basis. MCM reserves the rights to impose additional conditions as necessary or appropriate depending on the circumstances, and to revoke the exemption at any time.

          d. A Covered Person may NOT ACQUIRE an interest in an INITIAL PUBLIC OFFERING UNLESS a related Employee obtains the prior approval of MCM's Compliance Department (see form of Approval of Investment in Initial Public Offering), or the purchase occurs through a transaction involving limited discretion. Because IPO securities generally are Restricted-Reportable Investments, sales of such securities also are subject to pre-clearance requirements.

E.1. REPORTING OBLIGATIONS

          Each Employee must give MCM periodic written reports about the Employee's securities holdings, transactions, and accounts and those of other Covered Persons related to

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the Employee as defined in B.1. above. SEC requirements mainly determine these reports and their contents.

          FAILURE TO FILE A TIMELY, ACCURATE, AND COMPLETE REPORT IS A SERIOUS BREACH OF THE CODE AND SEC RULES. If you are late, or file a report that is misleading or incomplete, you may face sanctions including identification by name to the Funds' board of directors or MCM management, withholding of salary or bonuses, or termination of employment.

a. INITIAL HOLDINGS REPORT: Each Employee must provide an initial complete listing of all accounts and each Covered Security (consisting of Restricted-Reportable Investments and Reportable Investments as defined on pages 3 and 4, including Marsico Fund shares and MCM Sub-advised Fund shares) in which you or related Covered Persons had any direct or indirect Beneficial Ownership as of the date when employment began.

         (1) Specifically, within ten days after you begin employment with Marsico, you must submit to Marsico a report that contains:

                  (a) The name/title and ticker symbol (or CUSIP) of each Covered Security (including all holdings of Marsico Fund shares and of MCM Sub-advised Fund shares).

                  (b) The number of equity shares held; and the principal amount of the COVERED SECURITY as of the date when you began employment with Marsico. You may provide this information in part by referring to attached copies of broker transaction confirmations or account statements that contain accurate, up-to-date information. All information contained in confirmations or account statements attached to the initial holdings report must be current as of a date not more than 45 days prior to the date of your employment.

                  (c) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained ANY ACCOUNT in which ANY SECURITIES (Covered Securities or not) were held for your or any related Covered Person's direct or indirect benefit when you began employment with Marsico, the approximate date(s) when those accounts were established, and the account numbers and names of the persons for whom the accounts are held. MCM's Compliance Department will request duplicate account statements and confirmations from relevant brokers, dealers, banks and other institutions with assistance from the Marsico Employee.

                  (d)      The date that you submitted the report.

b. QUARTERLY TRANSACTION REPORT: Each Employee must provide a quarterly report indicating all transactions during the quarter in Covered Securities (this includes Restricted-Reportable Investments and Reportable Investments as defined on pages 3 and 4) in which you or related Covered Persons had any direct or indirect Beneficial Ownership.

         (1) Specifically, within thirty days after the end of each calendar quarter, you must submit to Marsico a report that contains:

                  (a) The date of each transaction (purchases, exchanges, sales), the name/title and ticker symbol (or CUSIP), interest rate and maturity date (if applicable), and the number of equity shares of and the principal amount of each COVERED SECURITY involved. Any transactions in an automatic investment plan including a dividend reinvestment plan do not need to be reported. In the event that no reportable transactions occurred during the quarter, the report should be so noted and submitted.

                  (b) The nature of the transaction (I.E., purchase, sale, or other type of acquisition or disposition).

                  (c)      The price at which the transaction was effected.

                  (d) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain accurate, up-to-date information, or by referring to statements or confirmations (or other information) known to have been received by Marsico no later than 30 days after the end of the applicable calendar quarter. YOU NEED NOT PROVIDE BACK-UP STATEMENTS REGARDING TRANSACTIONS IN MARSICO FUND SHARES THAT ARE HELD AT GREAT WEST OR UMB. Marsico Compliance department obtains monthly transaction reports from Great West regarding the Marsico 401(k) accounts and from UMB regarding Marsico Fund shares you hold at UMB in accounts that you have identified.

                  (e) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained ANY ACCOUNT in which ANY SECURITIES (Covered Securities or not) were held during the quarter for your or any related Covered Person's direct or indirect benefit, the account numbers and names of the persons for whom the accounts were held, and the approximate date when each account was established.

                  (f) A notice of any NEW account opened for the direct or indirect Beneficial Ownership of the Employee DURING THE PAST QUARTER. MCM's Compliance Department will send a request to relevant institutions to provide duplicate account statements and confirmations of securities transactions to Marsico with assistance from the Employee.

                  (g)      The date that you submitted the report.

c. ANNUAL HOLDINGS REPORT: Annually, within 45 days after a date specified by the Compliance Department, each Employee must submit to Marsico a report that contains a complete listing of all accounts and of each Covered Security (consisting of Restricted-Reportable Investments and Reportable Investments as defined on pages 3 and 4, including

Marsico Fund shares) in which you or related Covered Persons had any direct or indirect Beneficial Ownership as of the date.

         (1) Specifically, within 45 days after the specified date, you must submit to Marsico a report that contains:

                  (a) the name/title and ticker symbol (or CUSIP) of each Covered Security (including all holdings of Marsico Fund shares).

                  (b)      the number of equity shares held.

                  (c)      the principal amount of the COVERED SECURITY.

You may provide this information in part by referring to attached copies of broker transaction confirmations or account statements that contain accurate, up-to-date information. All information contained in confirmations or account statements attached to the annual holdings report must be current as of the specified date (not more than 45 days prior to the submission date). YOU NEED NOT PROVIDE BACK-UP STATEMENTS REGARDING MARSICO FUND SHARES THAT ARE HELD AT GREAT WEST OR UMB. Regarding Marsico Fund shares, Marsico Compliance department obtains monthly transaction reports from Great West regarding the Marsico 401(k) accounts and from UMB regarding Marsico Fund shares you hold at UMB in accounts that you have identified. YOU MUST CONFIRM THAT THE INFORMATION CONTAINED IN THESE CONFIRMATIONS AND STATEMENTS OR TRANSACTION REPORTS ACCURATELY REFLECTS ALL REPORTABLE HOLDINGS FOR THE PERIOD.

                  (d) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) with which you maintained ANY ACCOUNT IN WHICH ANY SECURITIES (COVERED SECURITIES OR NOT) were held for your or any related Covered Person's direct or indirect benefit on the effective date, the account numbers and names of the persons for whom the accounts are held, and the approximate date when each account was established.

                  (e)      The date that you submitted the report.

                  (f) Certifications: Initially, annually, and following any amendments, all Employees will be required to certify that they have read and understand the Code and have complied with the requirements of the Code.

d. EXCEPTION TO REQUIREMENT TO LIST TRANSACTIONS OR HOLDINGS: You need not list any SECURITIES HOLDINGS OR TRANSACTIONS IN any account over which you had no direct or indirect influence or control, unless requested by MCM. This may apply, for example, to a Special Account. You must still identify the EXISTENCE of the account in your list of securities accounts.

          Marsico may at any time request statements for any account listed on a report to assist in ensuring compliance with the Code. Please ask the Compliance Department or the Legal Department if you have questions about reporting requirements.

E.2. REVIEW OF REPORTS AND OTHER DOCUMENTS

          The Compliance Department will review each report submitted pursuant to Section E.1. by Employees for consistency with the Code, and may review account statements or confirmations from institutions that maintain the accounts. To ensure adequate scrutiny, a report concerning a member of the Compliance Department will be reviewed by a different member of the Compliance Department.

F. VIOLATIONS OF THE CODE

          All Employees will promptly report any violations of the Code to the Chief Compliance Officer of MCM, the Chief Compliance Officer of the Funds, or a member of the Compliance Department.(1) Reports of violations of the Code may be submitted anonymously. Voluntary cooperation with MCM's internal compliance and reporting systems may assist MCM to efficiently manage and resolve compliance issues as well as benefit Employees. Efforts to obscure Code violations may result in sanctions. EMPLOYEES WHO IN GOOD FAITH REPORT VIOLATIONS OF THE CODE OR OTHER MCM POLICIES AND PROCEDURES SHALL NOT BE SUBJECT TO ANY RETALIATION FOR THEIR CONDUCT IN REPORTING SUCH VIOLATIONS.

          The Compliance Department will promptly investigate any violation or potential violation of the Code, and recommend to the Chief Compliance Officer of MCM or the Chief Compliance Officer of the Funds appropriate action to cure the violation and prevent future violations. The Compliance Department will keep a record of investigations of violations, including actions taken as a result of a violation. If an Employee or a related Covered Person violates the Code, the Employee may be subject to sanctions including identification by name to the Funds' board of directors or MCM management, withholding of salary or bonuses, or termination of employment. Violations of the Code also may violate federal or state laws and may be referred to authorities.

G. PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION

          MCM maintains comprehensive policies and procedures designed to prevent the misuse of material, non-public information ("Insider Trading Policy"). MCM's Insider Trading Policy is designed to ensure, among other goals, that MCM personnel act consistently with fiduciary and legal duties owed to clients, and that those personnel do not personally profit from material, non-public information available to them at the expense of clients or other persons to whom duties are owed. MCM's Insider Trading Policy is also designed to ensure that MCM's proprietary information, including MCM securities

------------------------
1 All violations of this Code must periodically be reported to MCM's Chief Compliance Officer.

recommendations and client securities holdings, is not disclosed improperly. Every MCM employee is required to read the Insider Trading Policy, to sign and return accompanying acknowledgements, and to retain a copy of the policy in a readily accessible place for reference.

          SPECIAL PROVISION FOR FUND TRUSTEES: This provision is intended to prevent the misuse of material, non-public information when a Trustee also serves as a director or officer of an operating company, if the company's securities are held by a Fund, or are under consideration for purchase or sale by the Fund. In those circumstances, the Trustee may not discuss the company or the Marsico Funds' holdings (or contemplated holdings) in the company with any other Marsico Employee. The Trustee also should recuse himself or herself from any Board discussion or presentation regarding the securities of the company. The Trustee and any other Employee may attend a general company meeting or other meeting, at which the Trustee may discuss the company with other members of the Board, the financial community, or securities analysts. Any questions regarding this policy should be discussed with the Chief Compliance Officer of the Funds.

H.1. MISCELLANEOUS ISSUES CONCERNING BOARD SERVICE, GIFTS, AND LIMITED
OFFERINGS

          Some conduct that does not involve personal trading may still raise concerns about potential conflicts of interest, and is therefore addressed here.

a. SERVICE ON BOARDS: Employees may not serve on the board of directors or in a similar capacity for any for-profit company or other for-profit organization that is the type of company in which MCM might reasonably consider investing for clients without MCM's written approval. Approval generally will be granted only if MCM believes that board service is consistent with the best interests of Marsico's clients. If service on the board or in a similar capacity is authorized, you and MCM may need to follow certain procedures to ensure that you and Marsico do not obtain or misuse confidential information. MCM also may require you to show that any securities you receive from the for-profit company or organization are appropriate compensation.

b. OTHER BUSINESS ACTIVITIES/RELATIONSHIPS: Employees should consider their fiduciary responsibilities to MCM and its clients in connection with outside business activities and family members' employment arrangements. Outside business activities and employment arrangements should not interfere with the Employee's responsibilities at MCM, and Employees should be sensitive to the appearance of potential conflicts of interest. A potential conflict of interest may appear to exist when an Employee's or family member's private or personal interests could significantly interfere with the interests of MCM or its clients, including the Marsico Funds.

To help MCM manage potential conflicts of interest, please inform the Compliance Department or Legal Department of any significant business activities or family employment arrangements that might appear to raise potential conflicts of interest, including, but not limited to, business or employment relationships with a broker-dealer or other service provider to MCM, a company in which MCM invests or may invest, a client or potential client of MCM, or another firm that has a significant relationship with MCM. Any questions should be directed to the Compliance Department or Legal Department.

c. GIFTS/ENTERTAINMENT: Marsico seeks to work with service providers and clients based primarily on factors such as the quality of services provided, rather than on extraneous considerations such as gifts or relationship aspects not relevant to service quality.

ACCEPTING GIFTS OR ENTERTAINMENT

          On occasion, Employees may be offered non-cash gifts or entertainment by clients, broker-dealers, other service providers or vendors, or other persons not affiliated with Marsico who may be in a position to do business with Marsico. Employees may not accept cash gifts, or extraordinary or extravagant gifts or entertainment. SUBJECT TO RESTRICTIONS ON RECEIVING GIFTS AND ENTERTAINMENT BASED ON MCM'S PROVISION OF SERVICES TO ERISA PLANS, AS DISCUSSED FURTHER BELOW, you may accept gifts of a nominal value (I.E., no more than $100 annually from one person) such as gift baskets or food items. (MCM does not consider trinkets such as pens, key chains, Lucite "tombstones", logo-emblazoned items or similar promotional items of de minimis value to be gifts.) For reasons such as to maintain good working relationships and service quality, you may accept invitations to participate in customary business meals and/or other entertainment if both you and the giver are present and the entertainment is not exclusive or extravagant (E.G., routine sporting events or theatrical productions that are not premiere events).

          EMPLOYEES SHOULD NOT ACCEPT GIFTS, MEALS, OR ENTERTAINMENT FROM ANYONE BASED ON MCM'S POSITION IN PROVIDING INVESTMENT MANAGEMENT SERVICES TO ERISA PLANS (or to pooled funds on behalf of such plans), or based on the value or amount of business conducted with ERISA plans (or with pooled funds on behalf of such plans), without pre-approval by the Compliance Department. If such gifts or entertainment are inadvertently accepted, please promptly notify the Compliance Department.

          You may not solicit gifts or entertainment from anyone. Please do not accept gifts or entertainment that could raise any questions or be embarrassing to you or Marsico if made public.

GIVING GIFTS OR ENTERTAINMENT

          SUBJECT TO RESTRICTIONS ON GIVING GIFTS AND ENTERTAINMENT TO REPRESENTATIVES OF ERISA PLANS, TAFT HARTLEY CLIENTS (E.G. UNION CLIENTS OR PROSPECTS), AND FOREIGN PUBLIC OFFICIALS, AS DESCRIBED FURTHER BELOW, employees may not give a gift that has a fair market value greater than $100 per year to persons associated with securities or financial organizations, exchanges, broker-dealers, publicly traded companies, commodity firms, news media, foreign public officials, or clients or potential clients of MCM. Subject to the restrictions discussed below, you may provide reasonable entertainment to these persons if both you and the recipient are present and the entertainment is not exclusive or extravagant. Please do not give gifts or entertainment that could raise any questions or be embarrassing to you or Marsico if made public.

          EMPLOYEES SHOULD NOT GIVE GIFTS, MEALS, OR ENTERTAINMENT TO ANYONE IN CONNECTION WITH MCM'S POSITION IN PROVIDING INVESTMENT MANAGEMENT SERVICES TO ERISA PLANS (or to pooled funds on behalf of such plans), or based on the value or amount of business conducted with ERISA plans (or with pooled funds on behalf of such plans). EMPLOYEES ALSO SHOULD NOT GIVE ANY GIFTS, MEALS OR ENTERTAINMENT TO TAFT-HARTLEY CLIENTS (UNION CLIENTS OR PROSPECTS) OR FOREIGN PUBLIC OFFICIALS (FOR EXAMPLE, PUBLIC OFFICIALS THAT RUN SOVEREIGN WEALTH FUNDS). If such gifts, meals or entertainment are inadvertently given, please promptly report to the Compliance Department.

          MCM may request information from Employees relating to gifts/entertainment activities. Please ask the Compliance Department or the Legal Department if you have questions about gifts or entertainment.

H.2. RECORDKEEPING REQUIREMENTS

          Marsico or its agents will maintain the following records at their places of business in the manner stated below. These records may be made available to the Securities and Exchange Commission for reasonable periodic, special, or other examinations:

         o A copy of the Code that is in effect, and any Code that was in effect at any time within the past five years (maintained in an easily accessible place);

         o A record of any violation of the Code, and of any action taken as a result of the violation (maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs);

         o A copy of each report required to be submitted by an Employee under Section E.1., including broker transaction confirmations or account statements (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place);

         o A record of all Employees within the past five years, and who are or were required to make reports under the Code (maintained in an easily accessible place);

         o A record of all persons who are or were responsible for reviewing reports of Employees during the past five years (maintained in an easily accessible place);

         o A copy of each report to the Board of Trustees of the Funds submitted under Section H.3. of the Code (maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place);

         o A copy of each written approval granted to an Employee (including the reasons supporting such decision) relating to a Covered Person's acquisition of securities in an Initial Public Offering or a Limited Offering, and each written approval of other transactions, such as a Pre-clearance Form (maintained for at least five years after the end of the fiscal year in which the approval was granted); and

         o A copy of each Employee's periodic Certificate of Compliance (acknowledging receipt of the Code and any amendments) for five years (maintained in an easily accessible place).

H. 3. BOARD APPROVAL AND ANNUAL REVIEW REQUIREMENTS

          This Code and any material changes must be approved by the Board of Trustees of the Funds, including a majority of the Outside Trustees, within six months after the adoption of the material change. Each approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-l
(b) under the 1940 Act, including conduct identified in Section D above.

          At least annually, the Fund's Chief Compliance Officer, on behalf of MCM, will provide to the Board of Trustees of the Funds, and the Trustees will review, a written report that summarizes existing procedures concerning personal trading (including any changes in the Code), certifies that Marsico has adopted procedures reasonably necessary to prevent violations of the Code, describes any issues arising under the Code, including any material violations and sanctions imposed since the last report to the Board, and identifies any recommended changes to the Code.

          MCM's Chief Compliance Officer must approve the Code on behalf of MCM. On an annual basis, MCM's Chief Compliance Officer, with the assistance of any designees, will also review the adequacy and effectiveness of the Code, and make any necessary recommendations for revisions of the Code.

          MCM's Compliance Department is responsible for providing, as necessary, any training and education to Employees regarding compliance with the Code.

I. DEFINITIONS OF CERTAIN TERMS

1. "Access Person" means:


(a) Any "MCM-Supervised Person," defined as any MCM partner, officer, director (or person with similar status or functions), or employee (or other person who provides investment advice for MCM and is subject to MCM's supervision or control), if the MCM-Supervised Person:

         (i) Has access to non-public information regarding any MCM client's purchase or sale of securities, or non-public information regarding the portfolio holdings of any investment company advised or sub-advised by MCM; or

         (ii) Is involved in making securities recommendations to clients, or has access to such recommendations that are non-public;

(b) Any "Advisory Person of the Funds or of MCM," defined as (i) any director, officer, general partner or employee of the Funds or MCM (or of any company in a control relationship to the Funds or MCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to those purchases or sales; and (ii) any natural person in a control relationship to the Funds or MCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund; and

(c) Any "Informed Underwriter Representative," defined as a director, officer, or general partner of the principal underwriter to the Funds who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; provided that the Informed Underwriter Representative would not be required to meet reporting requirements under the Code (or any code of ethics maintained by the principal underwriter) unless the principal underwriter is an affiliated person of a Fund or MCM, or the Informed Underwriter Representative also serves as an officer, director, or general partner of a Fund or MCM.

(d) All directors, officers, and general partners of either MCM or the Funds are presumed to be Access Persons.

2. "Beneficial Ownership" has the same meaning as under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) under the Act. Under those provisions, a person generally is the beneficial owner of (or has a Beneficial Ownership interest in) any securities in which the person has or shares a direct or indirect pecuniary interest. A person's Beneficial Ownership interest ordinarily extends to securities held in the name of a spouse, minor children, relatives resident in the person's home, or unrelated persons in circumstances that suggest a sharing of financial interests, such as when the person makes a significant contribution to the financial support of the unrelated person, or shares in profits of the unrelated person's securities transactions. Key factors in evaluating Beneficial Ownership include the person's ability to benefit from the proceeds of a security, and the extent of the person's control over the security.

3. "Covered Person" -- see Section B. 1.

4. "Covered Security" -- see Section B. 2.

5. "Employee" means (1) any Marsico Employee, (2) any temporary staffer who has worked for Marsico continuously for more than 30 days, and (3) any other Access Person not included within (1) and (2).

6. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7. "Limited Offering" means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504, 505, or 506 under the Securities Act. A Limited Offering generally includes any interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets, and certain interests in stock options or other deferred compensation.

8. "Marsico Employee" means any officer, principal, or permanent employee of MCM, and any officer, Trustee, or permanent employee of the Funds. "Marsico Employee" does not include an inactive or semi-retired employee who receives salary or benefits, but does not actively participate in Marsico's business, have access to current information regarding the purchase or sale of Covered Securities by the Funds, or make recommendations regarding those purchases or sales.

9. "Restricted-Reportable Investment" -- see Section B.2.a.

10. "Reportable Investment" -- see Section B.2.b.

11. "Security Held or to be Acquired by a Fund" means (1) any Covered Security that within the most recent 15 days (a) is or has been held by one of the Funds or a mutual fund sub-advised by MCM; or (b) is being or has been considered by a Fund or MCM for purchase by the Fund or a mutual fund sub-advised by MCM; and
(2) any option to purchase or sell, and any security convertible into or exchangeable for, such a Covered Security.

12. "Special Account" means a managed account in which a financial adviser, trustee, or other person buys or sells Restricted-Reportable Investments for a Covered Person (or for a person in whose securities a Covered Person has a Beneficial Ownership interest), provided that the account meets the requirements described in Section D.2.f.(4).

The following forms are available in the MCM Forms public drive:

         o        Initial Personal Holdings Report;

         o        Quarterly Personal Transaction Report;

         o Annual Personal Holdings Report;o Sample Letter to Broker or Other Institution;

         o Initial/Annual Certification of Compliance with Code of Ethics;

         o Approval of Investment in Limited Offering;o Approval of Investment in Initial Public Offering;o Special Account Certification;

         o        Pre-clearance Form.

J. ADOPTION AND EFFECTIVE DATE



Approved by:     /S/ STEVEN CARLSON

Title:           CHIEF COMPLIANCE OFFICER

Effective as of: OCTOBER 1, 2004



Amended:        APRIL 1, 2005

Approved by:    /S/ STEVEN CARLSON

Title:          CHIEF COMPLIANCE OFFICER

Effective Date: FEBRUARY 1, 2005


Amendment Approved: August 8, 2008


Approved by: /s/ STEVEN CARLSON

Title:       CHIEF COMPLIANCE OFFICER

Effective Date: SEPTEMBER 1, 2008


Approved by:    /s/ STEVEN CARLSON
Title:          CHIEF COMPLIANCE OFFICER
Effective Date: DECEMBER 6, 2011